Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

October 14, 2014

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of eighty-eight cents ($0.88) per Unit of Beneficial Interest payable on November 20, 2014 to Mesabi Trust’s unitholders (hereinafter referred to as “Unitholders”) of record at the close of business on October 30, 2014. This compares to a distribution of fifty-one cents ($0.51) per Unit for the same period last year.

The increase in the current distribution of thirty-seven cents ($0.37) per Unit, as compared to the same quarter last year, is attributable to a significant increase in the volume of shipments for the third calendar quarter of 2014 and, to a lesser extent, an increase in the average sales price per ton of iron ore pellets. The base and bonus royalties payable to Mesabi Trust (before the application of pricing adjustments by Northshore Mining Company (hereinafter referred to as “Northshore”)) increased from approximately $7.22 million in the third calendar quarter of 2013 to approximately $11.74 million for the third calendar quarter of 2014.

Based on shipments of iron ore pellets during the third calendar quarter of 2014 reported by Northshore, Mesabi Trust expects to be credited with a base royalty of $7,071,100 during the third calendar quarter of 2014.  Mesabi Trust also expects to be credited with a bonus royalty in the amount of $4,668,825 based on the average sales price per ton of iron ore pellets and the volume of shipments during the third calendar quarter of 2014.  Mesabi Trust is, however, expecting a decrease in base and bonus royalty payment of $59,030 as a result of negative pricing adjustments to shipments and royalty payments made in the first and second calendar quarters of 2014.  Accordingly, the total royalty payment expected to be received on October 30, 2014 by Mesabi Trust from Northshore is $11,845,256 (which includes a royalty payment of $164,360 payable to the Mesabi Land Trust).

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the particular quarter and year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands.  In the third calendar quarter of 2014, Northshore was credited with 2,115,189 tons of iron ore pellets while Northshore shipped 1,361,841 tons of iron ore pellets during the third calendar quarter of 2013.  The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. Further, the prices determined under contracts among Northshore, Cliffs Natural Resources Inc. (Northshore’s parent entity, hereinafter referred to as “Cliffs”) and certain of their customers (such contracts referred to as the “Cliffs Pellet Agreements”) are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year under the Cliffs Pellet Agreements.  These multiple factors can result in significant variations in the amount of royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and year to year. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in 2014 and prior years continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the Cliffs Pellet Agreements.  Based on all of the above factors and as indicated by Mesabi Trust’ s historical distribution payments, the royalties received by Mesabi Trust, and the distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent fiscal quarter or for a full fiscal year.

With respect to the remainder of calendar year 2014, Northshore has not advised Mesabi Trust of its expected total 2014 shipments of iron ore products or what percentage of 2014 shipments will be from Mesabi Trust lands. Cliffs has not provided Mesabi Trust with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions, although Cliffs did indicate that the royalty payments being reported today are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular fiscal quarter, or at fiscal year end, thereby potentially reducing cash available for distribution to Unitholders in future fiscal quarters.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2014, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, environmental compliance uncertainties, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year thereunder. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in Mesabi Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements that may be in this press release.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520